Exhibit 16.1

October 16, 2025

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Solana Company (formerly known as Helius Medical Technologies, Inc.) (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated October 16, 2025 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

Baker Tilly US, LLP

/s/ Baker Tilly US, LLP